SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

                       (Amendment No.   )



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                   New England Funds Trust II
        (Name of Registrant as Specified In Its Charter)



                   New England Funds Trust II
  (Name of Person(s) Filing Proxy Statement, if other than the
                           Registrant)

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Notes:

A Reminder About the Special Proxy

Recently, we sent you a special proxy that asked you to vote on two very important proposals -- the first to change the Fund's management, the second to approve a new advisory contract.

Proposal to Change Fund Management

Although the Fund has produced competitive returns over the past few years, it has not achieved its goal of bettering the S&P 500. This is the reason we are asking you to approve a change in the Fund's investment manager to Westpeak Investment Advisors, L.P. Currently managing $480 million in assets, Westpeak uses a flexible investment strategy focused on both value and growth stocks. Growth managers generally search for companies with a history of strong, growing profits and superior management, while value managers look for stocks with undervalued assets or earning potential. There can be no assurance that the Fund will achieve its goal of bettering the S&P 500.

If you haven't already done so, please cast your vote, sign the form and return it by March 31, 1995. It's important that you respond quickly to avoid the expense of additional mailings. If you haven't received your proxy, please call us at 1-800-225-5478 and we'll send you a complete package.

March 6, 1995


Dear Growth Opportunities Fund Shareholder:

You're invited to attend a special meeting of Growth
Opportunities Fund shareholders in April, to vote on two important proposals. The enclosed package explains the proposals and includes materials to use when voting by mail.


Proposal to Change Fund Management

In seeking its objective of long-term growth of capital and income, the Growth Opportunities Fund's goal has been to closely track, and slightly outperform, the Standard & Poor's Stock Index. While the Fund has rewarded shareholders with competitive returns over the years, it has generally not bettered the S&P
500. We are asking for your approval to change the Fund's management to enhance the Fund's ability to meet this goal.


Westpeak Investment Advisors, L.P. ("Westpeak"), is proposed to assume management of the Growth Opportunities Fund, effective May 1, 1995. Gerald Scriver, President of Westpeak, has more than 30 years of investment experience and a strong performance record. Mr. Scriver founded Westpeak in 1991; in just over three years he has built assets to nearly $500 million.

The Growth Opportunities Fund will continue to seek long-term growth of capital and income. In pursuing this objective, however, Westpeak will use a flexible investment strategy of investing in both growth and value stocks, rather than remaining committed exclusively to one investment approach. Growth managers usually look to companies with strong profit growth and superior management, while value managers look for stocks with undervalued assets or undervalued earning power. By using a flexible investment strategy, Westpeak aims to enhance the overall returns of the Fund.

In recognition of Westpeak's more active portfolio management approach, the Growth Opportunities Fund seeks to increase its management fee from .50% to .70% on assets up to $200 million effective on May 1, 1995. At the same time, the Fund's 12b-1 fee for Class A shares will be reduced from .35% to .25%. This new fee structure will be well within industry standards. Furthermore, we expect that the Fund's new investment approach and return potential will be more attractive to investors, possibly leading to increased assets and decreased expenses in the future. Of course, there can be no assurance that the proposed changes will in fact result in better investment returns or eventual lower expenses.

Return Your Proxy Vote Today

The Board of Trustees has reviewed and approved the above proposals and recommends a vote FOR all proposals. Please cast your vote, sign the form and return it by March 31, 1995 in the postage-paid envelope provided. If you prefer to use our telephone voting service to immediately record your vote, simply call 1-800-359-6405 and follow the simple instructions. It's important that you respond to us by March 31 to avoid the expense to the Fund of additional mailings.

For questions regarding the Fund's new management or fee structure, please call your financial representative or New England Funds today at 800-225-5478. We appreciate your continued trust and confidence and look forward to earning it well into the future.

Sincerely,



Peter S. Voss                      Henry L. P. Schmelzer
Chairman of the Board and               President
Chief Executive Officer


P.S. You may receive a call from D.F. King, a proxy solicitation firm, to remind you to return your ballot and answer your questions.